EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Komag, Incorporated:
We consent to the incorporation by reference in the registration statements on Form S-8 (Numbers 333-101125, 333-107261, 333-116591, and 333-134719) and on Form S-3 (Numbers 333-98785 and 333-110182) of Komag, Incorporated, of our report dated February 21, 2007, with respect to the consolidated balance sheets of Komag, Incorporated and subsidiaries as of December 31, 2006 and January 1, 2006 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, and our report dated February 21, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Komag, Incorporated.
As discussed in Note 11 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation in 2006 upon adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

KPMG LLP

Mountain View, California
February 21, 2007